August 26, 2011
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Shelton Greater China Fund, formerly the
Taiwan Greater China Fund and, under the date of February 28, 2011, we reported on the financial statements of the Taiwan Greater China Fund as of December 31, 2010 and for the fiscal years ended December 31, 2010 and 2009. On June 15, 2011, we were dismissed. We have read Shelton
Greater China Fund’s statements included under Item 4.01 of its Form 8-K dated June 21, 2011 and Item 77K and footnote 10 to the Shelton Greater China Fund’s semi-annual unaudited financial statements for the six months ended June 30, 2011,and we agree with such statements, except that we are not in a position to agree or disagree with Shelton Greater China Fund’s statements that the decision to change independent registered public accounting firms was approved by the Audit Committee of the Trust’s Board of Trustees (the“Board”) and ratified by the full Board, that the Audit Committee has engaged Tait Weller & Baker LLP to conduct auditing services for the Fund, and that Tait Weller & Baker LLP was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or concerned the subject of a disagreement or reportable event as defined in Item 304 of Regulation S-K.

Very truly yours,

/s/KPMG LLP